Contact: Lisa Winter
Director-Communications
Atkore International
708 225-2453

Atkore International Inc. Acquires Ridgeline Pipe Manufacturing

Harvey, Illinois, October 7, 2013/PRNewswire/ -- Atkore International Inc. (“Atkore”), today announced that it has entered into a definitive agreement to acquire the assets of Ridgeline Pipe Manufacturing (owned by EP Lenders II LLC), a U.S. manufacturer of electrical PVC conduit, fittings, elbows, as well as irrigation pressure and sewer/drain pipe products (www.ridgelinepipe.com).

“We’re excited about the acquisition of Ridgeline, which expands our PVC product portfolio” commented Bill Waltz, President of Atkore’s Plastic Pipe & Conduit business unit. “Ridgeline’s strong customer relationships, focus on service and market presence in the Northwest complement Atkore’s capabilities and enhances our ability to deliver comprehensive electrical raceway solutions nationwide.”

Ridgeline Pipe employs nearly 100 full-time and temporary workers at its Eugene, Oregon facility, which has the capability to operate 24 hours a day, 7 days a week to meet customer demand. The Ridgeline Pipe facility will continue operations at its current location.

Mike Stickel, Chief Executive Officer of Ridgeline said, “Atkore is a strong company with a commitment to being a leader in the PVC market. We’re pleased Ridgeline’s contributions will help Atkore achieve this strategic growth opportunity.”

Terms of the sale are undisclosed.

About Atkore International Inc.
Atkore International Inc. is a global manufacturer of galvanized steel tubes and pipes, electrical conduit, armored wire and cable, metal framing systems and building components; serving a wide range of construction, electrical, fire and security, mechanical and automotive applications. With 3,200 employees and more than 35 manufacturing and distribution facilities worldwide, Atkore supplies global customers with innovative solutions and quality products. To learn more, please visit www.atkore.com.
###